EXHIBIT 9(b)

                                 MORGAN GUARANTY
                                   Letterhead




February 9, 1996


Lord Abbett Tax-Free Income Fund, Inc.
767 Fifth Avenue
New York, N.Y. 10153

Attention:  Mr. Kenneth B. Cutler
                  Vice President


Dear Sirs:

     Pursuant to Section 15 of the Global Custody Agreement, dated October 20, 1993, between Lord Abbett Tax-Free Income Fund (hereinafter called the "Corporation") and Morgan GuarantyTrust Company of New York (hereinafter called "Morgan"), Morgan hereby assigns to The Bank of New York (hereinafter called "successor custodian"), as of January 1, 1996, all its rights and obligations under such Agreement, and successor custodian hereby agrees with you to be bound by such Agreement in accordance with its terms.

Sincerely,


____________________                        Consented to:
Vice President                              LORD ABBETT TAX-FREE INCOME FUND
Mutual Funds Division


Agreed and Confirmed                        By:___________________________
THE BANK OF NEW YORK                      Vice President


By:________________________
      Vice President